Exhibit 99.1

Two TIAA-CREF Trustees Step Down

NEW YORK, December 3, 2004 – TIAA-CREF announced that Professor Stephen A. Ross, a trustee of the College Retirement Equities Fund (CREF), and William H. Waltrip, a trustee of the Teachers Insurance and Annuity Association of America (TIAA), have resigned from their respective boards effective November 30, 2004.

On August 1, 2003, the valuation practice, a non-auditing practice of Ernst & Young, LLP (E&Y), TIAA-CREF’s independent auditor, entered into an agreement with a company owned by the two trustees, among others, and a majority of which was owned by Professor Ross. The business relationship was created to develop intellectual property and related services to value corporate stock options. The agreement and business-activity thereunder was terminated on August 20, 2004 and a dissolution agreement was signed as of November 17, 2004.

On August 9, 2004, E&Y informed TIAA-CREF that the business relationship between E&Y and the company owned by the two trustees was not in accordance with the auditor independence standards of the Securities and Exchange Commission (SEC). Professor Ross and Mr. Waltrip said that neither was aware that this business relationship raised an issue under the SEC’s auditor independence standards. They resigned to ensure there would be no question regarding the independence of the auditor.

The Audit Committees of TIAA-CREF, and E&Y, each determined that the trustees’ business relationship with E&Y did not compromise E&Y’s independence from TIAA-CREF or the integrity or objectivity of the respective audits for 2003 and 2004.

"TIAA-CREF has a sound track record of acting according to the highest standards of governance, independence, and ethics,” said Herbert M. Allison, Jr., Chairman and CEO of TIAA-CREF. “Our participants can be assured that we are continuously looking to earn superior results, while meeting our high ethical standards in all business dealings.”

TIAA-CREF will immediately begin to develop a request for proposals from accounting firms that have the requisite capacity and expertise to perform audit services of TIAA-CREF for their respective 2005 audits. TIAA-CREF has also taken steps to ensure that their respective trustees will identify promptly any business relationships that may bring the independence of the outside auditors into question. These steps include:

  Revising their officers and trustees questionnaires
  Improving the questionnaire review process
  Receiving quarterly auditor independence certifications
  Enhancing continuing education for all trustees regarding SEC matters.

“For a combined 45 years Steve Ross and Bill Waltrip have served TIAA-CREF with dedication and integrity. We appreciate Steve and Bill’s experience and insight and their contributions have been outstanding,” said Mr. Allison. “TIAA-CREF credits both men for working with our companies to resolve this issue. Their action and the support it received from our boards reflect the importance our companies and trustees attach to resolving any issue affecting our organization in a manner consistent with the standards we advocate for others.”

Professor Ross was one of eight trustees of CREF and Mr. Waltrip was one of fourteen trustees of TIAA.

About TIAA-CREF

TIAA-CREF is a national financial services group of companies and the leading provider of retirement services in the academic, research, medical and cultural fields, with more than $325 billion in combined assets under management (9/30/04). Further information can be found at www.tiaa-cref.org.

Contact:

Glen Weiner
212-916-5986 ; Mobile: 917-715-5256
gweiner@tiaa-cref.org

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